Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu
Chairman, President and Chief Executive Officer

CONTACT:	Jonathan H. Downing

Executive Vice President
Director of Corporate Development and Investor Relations
(415) 315-2800

EVC Group
Investor Relations: Douglas M. Sherk, Jenifer Kirtland
(415) 896-6820
Media Relations: Steve DiMattia
(917) 620-0590
For Immediate Release
UCBH HOLDINGS, INC. REPORTS FOURTH QUARTER RESULTS
•   Topline Growth of 16.4%
•   Commercial Business Loan Commitments of $287.6 Million
•   Construction Loan Commitments of $276.8 Million
•   Nonperforming Asset Ratio of 0.15%
•   Acquisition of Summit Bank Corporation Completed During Fourth Quarter
•   Announced Acquisition of The Chinese American Bank in January 2007
     SAN FRANCISCO, January 25, 2007 — UCBH Holdings, Inc. (NASDAQ: UCBH), the holding company of United Commercial Bank (UCB™), today reported net income of $26.5 million for the fourth quarter ended December 31, 2006, compared with net income of $25.1 million for the fourth quarter ended December 31, 2005. The diluted earnings per common share were $0.27 for the fourth quarter of 2006, compared with $0.26 for the corresponding period of 2005. Net income for the year ended December 31, 2006 was $100.9 million, an increase of $3.1 million, or 3.1%, from $97.8 million for the year ended December 31, 2005. The diluted earnings per common share were $1.03 for the year ended December 31, 2006, compared with $1.02 for the year ended December 31, 2005.
     Chairman, President and Chief Executive Officer, Thomas S. Wu said, “We are pleased with the financial performance of UCBH during the fourth quarter and full year of 2006. In addition to record earnings in 2006, the Company’s total assets reached $10.3 billion at year end, through organic growth and through a strategic acquisition of The Summit National Bank, an institution with branches in Atlanta, Houston, and the Silicon Valley of the San Francisco Bay Area, as well as a representative office in Shanghai, China.
     “During the year, we continued to build solid customer relationships in our niche markets, achieving strong core deposit growth, as well as exceptional commercial business and construction loan growth. By adhering to our prudent underwriting criteria and conservative credit stance since becoming a commercial bank in 1998, we have maintained a nonperforming asset ratio of 0.25% or less for thirty-one consecutive quarters.
     “After spending the past three years in building a very solid infrastructure, we are now well positioned for strong growth in the coming years, both domestically in the United States and in Greater China. We anticipate that we will have significant positive operating leverage in 2007, and we look forward to 2007 with enthusiasm and are confident that we will reach our goals for the year. We are providing our earnings guidance in the range of $1.13 to $1.15 for 2007, an increase of 10% to 12% over the 2006 EPS of $1.03.”

Fourth quarter and full year 2006 highlights include:
Revenue Growth:
•	Net interest income increased by $817,000, or 1.3%, for the fourth quarter of 2006, compared with the fourth quarter of 2005. Net interest income increased by $23.4 million, or 9.8%, for the full year 2006.

•	Noninterest income increased by $3.6 million, or 42.4%, for the fourth quarter of 2006, compared with the corresponding quarter of 2005. For the full year 2006, noninterest income increased by $20.5 million, or 76.7%.

•	The net interest margin was 3.34% for the fourth quarter of 2006, compared with 3.62% for the fourth quarter of 2005. The net interest margin was 3.45% for the full year 2006, compared with 3.66% for the full year 2005.
Deposit Growth:
•	Core deposit growth was $275.7 million for the fourth quarter of 2006, or 38.6% annualized. Core deposit growth for the full year 2006 was $406.1 million, or 14.9%.

•	Total deposit growth was $821.4 million for the fourth quarter of 2006, or 51.5% annualized. Deposit growth for the full year 2006 was $938.7 million, or 15.0%.

•	Hong Kong deposit growth was $110.6 million for the fourth quarter of 2006, or 54.8% annualized.
Commercial Loan Growth:
•	Commercial loans held in portfolio increased to $6.13 billion, or 56.8% annualized, for the fourth quarter of 2006. Commercial loan growth was $959.8 million, or 18.6%, for the full year 2006.

•	Commercial business loans increased to $1.50 billion, or 117.6% annualized, for the fourth quarter of 2006. Commercial business loan growth was $630.8 million, or 73.0%, for the full year 2006.

•	Construction loans increased to $1.05 billion, or 79.5% annualized, for the fourth quarter of 2006. Construction loan growth was $559.5 million, or 113.1%, for the full year 2006.
Loan Sales and Internal Securitization:
•	Commercial real estate loan sales were $124.5 million for the quarter and $568.3 million for the year. Multifamily loan sales were $98.1 million for the fourth quarter of 2006 and $268.8 million for the year.

•	Total loan growth for the quarter excluding loan sales was $1.04 billion, or 69.3% annualized. Total loan growth for the full year 2006 excluding loan sales and the internal securitization was $1.88 billion, or 31.4%.
New Loan Commitments:
•	New loan commitments were $952.4 million for the fourth quarter of 2006, compared with $929.9 million for the fourth quarter of 2005. The loan commitments in the fourth quarter of 2006 were concentrated in commercial business, commercial real estate, and construction commitments.

•	New loan commitments were $3.51 billion for the full year 2006, compared with $3.91 billion for the full year 2005.

•	New commercial business loan commitments for the fourth quarter of 2006 were $287.6 million, an increase of $60.6 million, or 26.7%, compared with commercial business loan commitments of $227.0 million for the fourth quarter of 2005. We anticipate that the loan commitments for the fourth quarter of 2006 will continue to be drawn upon in 2007.

•	New construction loan commitments for the fourth quarter of 2006 were $276.8 million, compared with construction loan commitments of $244.8 million for the fourth quarter of 2005. We anticipate that the loan commitments for the fourth quarter of 2006 will continue to be drawn upon in 2007.

Asset Quality:
•	The nonperforming asset ratio was 0.15% at December 31, 2006, compared with a nonperforming asset ratio of 0.24% at December 31, 2005.

•	Loan delinquency ratio was 0.84% at December 31, 2006, compared with 0.48% at December 31, 2005, an increase of 0.36%. This increase relates primarily to one loan that was brought current subsequent to year end.

•	Net loan charge-offs were $2.6 million for the fourth quarter of 2006, or 0.18% annualized. Such charge-offs were fully reserved in prior quarters. This compares with net loan charge-offs of $1.4 million for the fourth quarter of 2005.

•	The provision for loan losses was $1.4 million for the fourth quarter of 2006, compared with a provision for loan losses of $3.2 million for the fourth quarter of 2005.
Corporate Developments:
•	On November 20, 2006, UCBH Holdings, Inc. announced the opening of a new full-service branch in Ontario, California, further strengthening UCB’s presence in the Southern California market.

•	On December 27, 2006, UCBH Holdings, Inc. announced the opening of a new full-service branch in Brooklyn Chinatown, further expanding UCB’s presence in the New York market.

•	On December 29, 2006, UCBH Holdings, Inc. completed its acquisition of Summit Bank Corporation (“Summit”), the holding company of The Summit National Bank. The acquisition is a strategic move for UCBH to enter the growing Atlanta and Houston markets and to further expand its existing platform in the Silicon Valley. With headquarters in Atlanta, Georgia, The Summit National Bank has five full-service branches in the metropolitan Atlanta area, two in the Silicon Valley, and Concord Bank, a division of The Summit National Bank, in Houston, Texas. Summit also has a representative office in Shanghai, China.

•	On January 10, 2007, UCBH entered into a definitive agreement to acquire privately-held The Chinese American Bank (“CAB”), a $321.6 million commercial bank headquartered in New York City. CAB owns two of its three strategic branch locations: its headquarters in Manhattan Chinatown on Bowery Street and a branch in Flushing. UCBH intends to house its New York regional headquarters at the Bowery Street facility. With this acquisition, United Commercial Bank will have eight branches in New York, which will significantly enhance UCB’s brand recognition and its ability to increase market share in this strategically important region.
     Operating Ratios
     The annualized return on average assets (“ROA”) for the quarter ended December 31, 2006, was 1.25%, and the annualized return on average equity (“ROE”) for the quarter ended December 31, 2006, was 15.35%. The ROA and ROE for the fourth quarter of 2005 were 1.31% and 17.41%, respectively. The efficiency ratio was 48.78% for the fourth quarter of 2006, compared with 45.14% for the corresponding period of 2005. The ROA and ROE for the year ended December 31, 2006, was 1.23% and 15.59%, respectively, compared with 1.40% and 18.42%, respectively for 2005. The efficiency ratio for the year ended December 31, 2006, was 49.96%, compared with an efficiency ratio of 43.76% for the year ended December 31, 2005.
     Net Income and Net Interest Income
     Net income increased by 5.4% to $26.5 million for the quarter ended December 31, 2006, compared with $25.1 million for the corresponding quarter of the prior year. Net interest income before provision for loan losses for the quarter ended December 31, 2006 increased by $817,000, or 1.25%, to $66.2 million, compared with $65.4 million for the same period of 2005. The growth was primarily due to organic balance sheet growth and the acquisitions of Pacifica Bancorp, Inc. (“Pacifica”) and Asian American Bank & Trust Company (“AABT”), which both closed in the fourth quarter of 2005.
     The net interest margin was 3.34% for the quarter ended December 31, 2006, compared with 3.62% for the corresponding quarter of 2005. The net interest margin was 3.45% for the full year 2006, compared with a margin of 3.66% in 2005. The decrease in the net interest margin reflects the impact of higher interest paid on money market accounts and CDs resulting from increases in market interest rates and the runoff of savings accounts due to the current market interest rate environment, partially offset by a margin improvement resulting from the change in the composition of the loan portfolio.

     The average cost of deposits during the fourth quarter of 2006 was 3.76%, compared with 2.72% for the fourth quarter ended December 31, 2005. The 104 basis point increase in the average cost of deposits reflects the increase in market interest rates and the change in deposit mix. The increase in the average cost of deposits was largely offset by a 67 basis point increase in the yield on interest-earning assets. The average cost of deposits for the full year of 2006 was 3.37%, compared with 2.22% in 2005, also reflecting the increase in market interest rates.
     Noninterest Income
     Noninterest income increased by $3.6 million, or 42.4%, to $12.0 million for the quarter ended December 31, 2006, compared with $8.4 million for the corresponding quarter of 2005. This increase reflects a $1.2 million, or 40.6%, increase in commercial banking fees. Gains on sales of real estate loans were $4.5 million for the fourth quarter of 2006, consistent with the gains realized in the fourth quarter of 2005. Commercial banking fees increased by $1.2 million to $4.3 million for the quarter ended December 31, 2006, compared with $3.0 million in the corresponding quarter of 2005. This increase relates to strong growth in trade finance and merchant card fees and in fee income from the sales of annuities through the Bank’s operating subsidiary UCB Investment Services, Inc. (“UCBIS”). Deposit account fees increased by $300,000, or 39.1%, to $1.1 million for the quarter ended December 31, 2006, compared with $765,000 for the corresponding quarter of 2005. This increase reflects the growth in noninterest-bearing checking accounts during the year.
     Noninterest income increased by $20.5 million, or 76.7%, to $47.1 million in the full year 2006, compared with noninterest income of $26.7 million in 2005. The increase primarily reflects a $4.8 million, or 45.6%, increase in commercial banking fees, an increase in deposit account fees, and a $5.6 million, or 45.9%, increase in gains on sales of real estate loans. The $4.8 million increase in commercial banking fees relates to strong growth in trade finance and merchant card fees and in fee income from the sales of annuities through the Bank’s operating subsidiary UCBIS. Deposit account fees increased by $684,000, or 22.5%, to $3.7 million for the full year 2006, compared with $3.0 million for the 2005 year. This increase reflects the growth in noninterest-bearing checking accounts during the year. Included in noninterest income for the 2006 year is $5.0 million representing a contract termination fee related to an acquisition that the Company decided not to pursue.
     Noninterest Expense
     Noninterest expense for the fourth quarter of 2006 increased by 14.5% to $38.1 million, from $33.3 million for the corresponding quarter of 2005. This increase was primarily a result of increased personnel costs and occupancy-related expenses. In the fourth quarter of 2006, personnel expense increased 27.8% to $22.2 million, from $17.4 million for the fourth quarter of 2005. This increase resulted from additional staffing required to support the growth of the Bank’s commercial banking business, the continued expansion of the Hong Kong branch, the opening of new branches in California and New York, the expansion of the Bank’s infrastructure to support a larger and growing organization, and the acquisitions of Asian American Bank & Trust Company and Pacifica Bancorp, Inc. which were completed in the latter part of the fourth quarter of 2005. Professional fees and contracted services decreased by 46.3% to $1.6 million, from $3.0 million in the corresponding quarter of 2005, due to reduced outside accounting fees resulting from the effective Sarbanes-Oxley compliance culture which is in place at the Company.
     Noninterest expense totaled $155.4 million in 2006, an increase of 32.9% from $116.9 million in 2005, primarily as a result of increases in personnel expenses, occupancy expenses, data processing expenses, and other general and administrative expenses. In 2006, personnel expenses increased by 47.3% to $88.6 million from $60.2 million for 2005. This increase resulted from additional staffing required to support the growth of the Bank’s commercial banking business, the continued expansion of the Hong Kong branch, the opening of the California branches, the expansion of the Bank’s infrastructure to support a larger and growing organization and the AABT and Pacifica acquisitions which closed in the fourth quarter of 2005.
     Occupancy expenses increased by $4.0 million, or 32.3%, as a result of the expansion of the Hong Kong branch, the opening of new branches in California and New York, the expansion of the Bank’s infrastructure to support a larger and growing organization, and the acquisitions of AABT and Pacifica which closed in the fourth quarter of 2005. Data processing expenses increased by $3.0 million, or 44.4%, to $9.9 million for the full year 2006, from $6.8 million in 2005. The increase in the data processing expenses reflects the growth in the institution and data processing conversion fees related to the AABT and Pacifica acquisitions. Professional fees and contracted services decreased by 8.4% to $9.9 million in 2006, from $10.8 million in 2005 as a result of reduced outside accounting fees resulting from the effective Sarbanes-Oxley compliance culture which is in place at the Company. Other general and administrative expenses increased by $3.8 million, or 23.9%, to $19.9 million for the full year 2006, from $16.1 million in 2005. This increase reflects primarily increased merchant card expenses related to the increased volume, increased travel expense, largely related to acquisition-related activities, increases in postage and freight resulting from the larger branch network and increased marketing expenses.

     Deposits
     Core deposit growth was $275.7 million, or 38.6% annualized, during the fourth quarter of 2006 and $406.1 million, or 14.9%, for the year ended December 31, 2006. Excluding the acquisition of Summit, core deposit growth was $58.1 million, or 8.1% annualized, during the fourth quarter of 2006 and $188.4 million, or 6.9%, for the year ended December 31, 2006. Certificates of deposit (“CDs”) increased by $545.6 million, or 62.0% annualized, during the fourth quarter of 2006 and $532.6 million, or 15.1%, for the full year. Excluding the acquisition of Summit, CD growth was $218.5 million, or 24.8% annualized, during the fourth quarter of 2006 and $205.4 million, or 5.8%, for the year ended December 31, 2006. Total deposits increased to $7.20 billion at December 31, 2006, compared with $6.26 billion at December 31, 2005, an increase of $938.7 million, or 15.0%. Excluding the acquisition of Summit, total deposit growth was $276.5 million, or 17.3% annualized, during the fourth quarter of 2006 and $393.8 million, or 6.3%, for the year ended December 31, 2006. The average cost of deposits for the quarter ended December 31, 2006, increased to 3.76%, from 2.72% for the three months ended December 31, 2005, reflecting the increase in market interest rates. The average cost of deposits for the year ended December 31, 2006, increased to 3.37%, from 2.22% in 2005, as a result of the increase in market interest rates.
     Loans
     Total loan growth during the fourth quarter of 2006, including loans held for sale, increased at an annualized rate of 52.7% to $6.78 billion, following the sale of $222.6 million of commercial real estate and multifamily loans. Prior to the loan sales, total loans increased by $1.01 billion, or 67.6% annualized, during the quarter ended December 31, 2006. The sale of the loans is part of the Company’s strategy to reduce its concentration in commercial real estate and multifamily loans and increase its commercial business loans and trade finance facilities. Excluding the Summit acquisition, total loans increased at an annualized rate of 21.0% during the fourth quarter of 2006 to $6.30 billion at December 31, 2006.
     Total loan growth during the full year 2006, including loans held for sale, increased at a rate of 13.1% to $6.78 billion, following the sale of $837.1 million of commercial real estate and multifamily loans. Prior to the loan sales and the $176.1 million internal securitization of residential one-to-four mortgage loans, the total loans increased by $1.88 billion, or 31.4%, during the year. Excluding the Summit acquisition, total loans increased at a rate of 5.1% during the 2006 year to $6.30 billion at December 31, 2006.
     Loans held in portfolio increased at an annualized rate of 52.4% during the quarter to $6.64 billion at December 31, 2006, reflecting the strong growth in commercial business and construction loan commitments, offset by the planned reduction in commercial real estate and multifamily real estate loans. This compares with loans held in portfolio of $5.84 billion at December 31, 2005. Loans held for sale increased by $19.8 million, or 64.4% annualized, to $142.9 million during the fourth quarter of 2006. This compares with loans held for sale of $156.7 million at December 31, 2005. Excluding the Summit acquisition, loans held in portfolio increased at an annualized rate of 20.2% during the fourth quarter of 2006 to $6.16 billion at December 31, 2006.
     The Bank continued to expand its commercial lending activities in the California, Greater China, New York, New England and Pacific Northwest markets. With the December 2006 acquisition of Summit, the Bank will also pursue these activities in Atlanta and Houston. During the fourth quarter of 2006, organic loan growth remained concentrated in the Bank’s commercial business and construction loan portfolios. Commercial business loans totaled $1.49 billion at December 31, 2006. This represents an increase of $630.8 million, or 73.0% annualized, compared with the $863.9 million of commercial business loans as of December 31, 2005. Construction loans totaled $1.05 billion at December 31, 2006. This represents an increase of $559.5 million, or 113.1% annualized, compared with the $494.8 million of construction loans as of December 31, 2005. With the strong increases in commercial business loan and construction loan commitments in the fourth quarter of 2006, the Company expects solid growth of these higher-yielding assets in the first quarter of 2007 as the commitments continue to be drawn upon.

     Loan Commitments
     New loan commitments of $952.4 million for the quarter ended December 31, 2006, were comprised of $922.1 million of commercial loans and $30.3 million of consumer loans. Since the fourth quarter of 2005, the Company has been executing its strategy to build its portfolios of commercial business and construction loans and decrease its concentration in commercial real estate and multifamily loans. Commercial business loan originations increased by 26.7% to $287.6 million in the fourth quarter of 2006, compared with $227.0 million in the fourth quarter of 2005. Construction loan commitments of $276.8 million in the fourth quarter of 2006 represent a 13.1% increase over construction loan commitments of $244.8 million in the corresponding quarter of 2005. Commercial real estate loan originations increased 20.4% to $281.1 million in the fourth quarter of 2006, from $233.4 million in the fourth quarter of 2005. Multifamily loan originations were $76.6 million for the fourth quarter of 2006, a decrease of $103.4 million, or 57.4%, from $180.0 million of multifamily loan originations for the fourth quarter of 2005. Consumer loan originations were $30.3 million in the fourth quarter of 2006, compared with $44.8 million in the fourth quarter of 2005. For the full year 2006, total loan commitments decreased by $397.9 million, or 10.2%, to $3.51 billion, from $3.91 billion in 2005.
     Credit Quality and Allowance for Loan Losses
     Total nonperforming assets as of December 31, 2006, were $15.2 million, or 0.15%, reflecting management’s continued focus on maintaining high credit quality assets. This compares with total nonperforming assets of $19.1 million, or 0.24%, at December 31, 2005. Net loan charge-offs were $2.6 million for the quarter ended December 31, 2006, compared with net loan charge-offs of $1.4 million for the corresponding quarter of the prior year. Annualized net loan charge-offs for the fourth quarter of 2006 were 0.18%, compared with 0.10% for the corresponding quarter of 2005. Net loan charge-offs were $10.2 million for the full year 2006, compared with net loan charge-offs of $1.5 million for 2005. Net loan charge-offs for 2006 were 0.17%, compared with 0.03% for 2005. The loan delinquency ratio was 0.84% at December 31, 2006, compared with 0.48% at December 31, 2005.
     The ratio of allowance for loan losses to loans held in portfolio was 0.93% at December 31, 2006, compared with 1.11% at December 31, 2005. The decrease in the ratio of allowance for loan losses is primarily the result of improvements in credit classifications on certain loans and on loan loss factor refinements.
     Securities
     The securities portfolio was $2.44 billion at December 31, 2006, compared with $1.43 billion at December 31, 2005. The securities portfolio was 23.6% of total assets at December 31, 2006, compared with 17.9% of total assets at December 31, 2005. The Company’s long-term goal is to maintain a securities portfolio between 10% and 15% of total assets.
     In preparation for the closing of Summit and The Chinese American Bank, the Company increased its securities portfolio in the fourth quarter of 2006. The Company anticipates a reduction in the portfolio during the first and early second quarter of 2007 as Summit is integrated into UCB and as The Chinese American Bank acquisition closes.
     Income Taxes
     The effective tax rate was 31.5% for the fourth quarter ended December 31, 2006 and was 33.6% for the full year 2006. The effective tax rate was 32.5% for the fourth quarter ended December 31, 2005 and was 32.2% for the full year 2005. The reduced tax rate for the fourth quarter of 2006 relates primarily to increased Enterprise Zone tax benefits.
     Capital
     Stockholders’ equity increased by 30.3% to $786.1 million at the end of 2006, from $603.5 million at year-end 2005. The growth in equity resulted from the Summit acquisition and the retention of earnings during the year. The Tier I leverage ratio of the Bank was 9.30% at December 31, 2006, compared with 8.26% at December 31, 2005. The Bank’s capital ratios exceed regulatory requirements, and the Bank continues to be categorized as “well capitalized.” The Company’s capital ratios approximate those of the Bank, and the Company is also categorized as “well capitalized.”

     Fourth Quarter Earnings Teleconference and Webcast
     UCBH will hold a conference call and audio webcast on January 26, 2007, at 8:00 a.m. Pacific time to discuss the financial results for the Company’s fourth quarter and fiscal 2006, as well as its outlook for 2007. The webcast will be available through a link on the Investor Relations page of the Company’s web site at www.ucbh.com. If you are unable to listen to the webcast live, a replay will be available at www.ucbh.com.
     About UCBH Holdings, Inc.
     UCBH Holdings, Inc. is the holding company for United Commercial Bank, a state-chartered commercial bank, which is the leading bank in the United States serving the Chinese community and American companies doing business in Greater China. The Bank has 50 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton, Los Angeles and Orange counties, five branches in New York, five branches in metropolitan Atlanta, three branches in New England, two branches in the Pacific Northwest, a branch in Houston, a branch in Hong Kong, and representative offices in Shanghai and Shenzhen, China and Taipei, Taiwan. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries, as well as consumer and private banking services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance, cash management, private client services, loans guaranteed by the U.S. Small Business Administration, residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.
     Forward-Looking Statements
     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.
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(Tables Follow)

UCBH Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Par Value Amounts)
(Unaudited)

	December 31,
	2006	2005
ASSETS
Noninterest-bearing cash	$112,343	$101,002
Interest-bearing cash	92,049	99,070
Federal funds sold	150,027	2,993

Cash and cash equivalents	354,419	203,065

Securities purchased under agreements to resell	175,000	—
Investment and mortgage-backed securities available for sale, at fair value	2,149,456	1,117,724
Investment and mortgage-backed securities held to maturity, at cost (fair value of $295,446 and $313,974 at December 31, 2006 and 2005, respectively)	290,673	308,608
Federal Home Loan Bank stock and other equity investments	110,775	75,445
Loans held for sale	142,861	156,740

Loans held in portfolio	6,635,660	5,838,660
Allowance for loan losses	(62,015)	(64,542)

Loans held in portfolio, net	6,573,645	5,774,118

Accrued interest receivable	50,803	37,750
Premises and equipment, net	115,610	98,289
Goodwill	226,780	106,648
Core deposit intangibles, net	28,325	14,981
Mortgage servicing rights, net	13,273	10,642
Other assets	114,794	61,627

Total assets	$10,346,414	$7,965,637

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$767,714	$558,649
Interest-bearing deposits	6,435,131	5,705,520

Total deposits	7,202,845	6,264,169

Securities sold under agreements to repurchase	401,600	—
Short-term borrowings	654,636	279,425
Subordinated debentures	240,549	150,520
Accrued interest payable	21,018	12,582
Long-term borrowings	906,651	562,033
Other liabilities	133,044	93,394

Total liabilities	9,560,343	7,362,123

Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 180,000,000 shares authorized at December 31, 2006 and 2005; 99,448,181 and 94,037,878 shares issued and outstanding December 31, 2006 and 2005, respectively	994	940
Additional paid-in capital	341,616	247,340
Retained earnings	464,616	375,220
Accumulated other comprehensive loss	(21,155)	(19,986)

Total stockholders’ equity	786,071	603,514

Total liabilities and stockholders’ equity	$10,346,414	$7,965,637

UCBH Holdings, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
(Dollars in Thousands, Except Share and Per Share Amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Interest and dividend income:
Loans	$116,724	$99,615	$448,650	$333,159
Investment and mortgage-backed securities:
Taxable	17,523	13,769	62,418	55,369
Nontaxable	2,655	2,690	10,717	10,617
Federal Home Loan Bank stock	698	489	3,006	1,134
Federal funds sold and deposits with banks	1,787	896	5,707	2,121
Securities purchased under agreements to resell	3,276	—	4,515	—

Total interest and dividend income	142,663	117,459	535,013	402,400

Interest expense:
Deposits	59,262	41,240	210,059	123,317
Securities sold under agreements to repurchase	2,484	—	5,313	—
Short-term borrowings and federal funds purchased	2,011	3,574	10,178	10,605
Subordinated debentures	3,261	2,639	12,106	9,353
Long-term borrowings	9,466	4,644	33,424	18,635

Total interest expense	76,484	52,097	271,080	161,910

Net interest income	66,179	65,362	263,933	240,490
Provision for (recovery of) loan losses	1,350	3,231	3,842	6,091

Net interest income after provision for loan losses	64,829	62,131	260,091	234,399

Noninterest income:
Commercial banking fees	4,251	3,023	15,444	10,607
Service charges on deposits	1,064	765	3,722	3,038
Gain (loss) on sale of securities, net	—	—	206	(5)
Gain on sale of SBA loans, net	624	718	2,930	3,356
Gain on sale of multifamily and commercial real estate loans, net	4,451	4,458	17,812	12,207
Lower of cost or market adjustment on loans held for sale	(74)	(379)	76	(1,152)
Equity loss in other equity investments	(345)	(516)	(1,106)	(2,296)
Acquisition termination fee	—	—	5,000	—
Other income	1,998	338	3,059	929

Total noninterest income	11,969	8,407	47,143	26,684

Noninterest expense:
Personnel	22,244	17,408	88,616	60,152
Occupancy	4,374	3,324	16,189	12,238
Data processing	2,306	1,763	9,890	6,847
Furniture and equipment	1,803	1,903	7,100	6,534
Professional fees and contracted services	1,632	3,036	9,855	10,763
Deposit insurance	184	183	784	742
Communication	283	249	1,071	955
Core deposit intangible amortization	652	598	2,342	1,345
Loss (gain) on extinguishment of subordinated debentures and borrowings	—	(39)	(360)	1,246
Other general and administrative	4,644	4,876	19,933	16,091

Total noninterest expense	38,122	33,301	155,420	116,913

Income before income tax expense	38,676	37,237	151,814	144,170
Income tax expense	12,194	12,104	50,937	46,344

Net income	$26,482	$25,133	$100,877	$97,826

Earnings per share:
Basic	$0.28	$0.27	$1.07	$1.06
Diluted	$0.27	$0.26	$1.03	$1.02

Dividends declared per share	$0.030	$0.025	$0.120	$0.100

Average shares outstanding:
Basic	94,753,288	93,067,593	94,457,063	91,934,570
Diluted	98,182,131	96,534,769	98,028,977	95,699,811

UCBH Holdings, Inc. and Subsidiaries
Supplemental Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Operating Ratios and Other Data:
Return on average assets	1.25%	1.31%	1.23%	1.40%
Return on average equity	15.35	17.41	15.59	18.42
Efficiency ratio (1)	48.78	45.14	49.96	43.76
Noninterest expense to average assets	1.79	1.74	1.89	1.68
Average equity to average assets	8.11	7.53	7.88	7.61
Dividend payout ratio (2)	11.11	9.62	11.65	9.80
Net loan charge-offs to average loans held in portfolio.	0.18	0.10	0.17	0.03

New Loan Commitments:
Loans held for sale:
Commercial:
Secured by real estate — nonresidential	$6,414	$11,631	$45,602	$62,027
Secured by real estate — multifamily	—	—	—	489,968

Total commercial loans	6,414	11,631	45,602	551,995

Consumer:
Residential mortgage (one-to-four family)	807	—	3,904	325

Total loans held for sale commitments (3)	7,221	11,631	49,506	552,320

Loans held in portfolio:
Commercial:
Secured by real estate — nonresidential	274,643	221,743	857,735	1,080,502
Secured by real estate — multifamily	76,627	180,025	241,067	591,449
Construction	276,809	244,780	1,064,113	694,472
Business	287,591	226,967	1,176,155	763,701

Total commercial loans	915,670	873,515	3,339,070	3,130,124

Consumer:
Residential mortgage (one-to-four family)	20,097	35,105	90,914	188,309
Other	9,391	9,646	33,768	40,376

Total consumer loans	29,488	44,751	124,682	228,685

Total loans held in portfolio commitments (3)	945,158	918,266	3,463,752	3,358,809

Total loan commitments (3)	$952,379	$929,897	$3,513,258	$3,911,129

Average Loan Balances:
Commercial:
Secured by real estate — nonresidential	$2,109,792	$2,524,907	$2,263,751	$2,296,132
Secured by real estate — multifamily	1,317,903	1,444,374	1,449,774	1,313,411
Construction	947,051	441,629	720,555	362,879
Business	1,217,589	749,955	1,035,812	615,735

Total commercial loans	5,592,335	5,160,865	5,469,892	4,588,157

Consumer:
Residential mortgage (one-to-four family)	440,948	585,040	554,970	508,792
Other	53,500	52,157	54,712	52,003

Total consumer loans	494,448	637,197	609,682	560,795

Total loans	$6,086,783	$5,798,062	$6,079,574	$5,148,952

(1)	Represents noninterest expense divided by the total of our net interest income before provision for loan losses and our noninterest income.

(2)	Represents dividends declared per share as a percentage of diluted earnings per share.

(3)	Excludes commitments related to loan participations.

UCBH Holdings, Inc. and Subsidiaries
Average Yields Earned/Rates Paid
(Dollars in Thousands)
(Unaudited)

	Three Months Ended December 31, 2006			Three Months Ended December 31,2005
		Interest	Average Yields		Interest	Average Yields
	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense	Rates Paid	Balance	Expense	Rates Paid
Nontaxable equivalent basis:
Interest-earning assets Loans (1)(2)	$6,086,783	$116,724	7.67%	$5,798,062	$99,615	6.87%
Taxable securities (3)	1,439,444	17,523	4.87	1,192,167	13,769	4.62
Nontaxable securities (3)	222,508	2,655	4.77	225,559	2,690	4.77
FHLB Stock	48,288	698	5.78	73,437	489	2.66
Securities purchased under agreements to resell	175,000	3,276	7.49	—	—	—
Other	136,312	1,787	5.24	84,594	896	4.24

Total interest-earning assets	8,108,335	142,663	7.04	7,373,819	117,459	6.37
Noninterest-earning assets	397,368	—		298,262	—

Total assets	$8,505,703	$142,663		$7,672,081	$117,459

Interest-bearing liabilities:
Deposits:
NOW, checking and money market accounts	$1,308,808	$11,534	3.53	$1,209,112	$6,947	2.30
Savings accounts	690,607	2,760	1.60	795,855	2,430	1.22
Time deposits	3,734,486	44,968	4.82	3,568,439	31,863	3.57

Total interest-bearing deposits	5,733,901	59,262	4.13	5,573,406	41,240	2.96
Securities sold under agreements to repurchase	301,104	2,484	3.30	—	—	—
Short-term borrowings and federal funds purchased	161,797	2,011	4.97	389,545	3,574	3.67
Long-term borrowings	770,906	9,466	4.91	382,970	4,644	4.85
Subordinated debentures	161,304	3,261	8.09	146,000	2,639	7.23

Total interest-bearing liabilities	7,129,012	76,484	4.29	6,491,921	52,097	3.21
Noninterest-bearing deposits	578,178	—		494,829	—
Other noninterest-bearing liabilities	108,423	—		107,972	—
Stockholders’ equity	690,090	—		577,359	—

Total liabilities and stockholders’ equity	$8,505,703	$76,484		$7,672,081	$52,097

Net interest-earning assets/net interest income/net interest rate spread (4)	$979,323	$66,179	2.75%	$881,898	$65,362	3.16%

Net interest margin (5)			3.26%			3.55%

Ratio of interest-earning assets to interest-bearing liabilities	1.14x			1.14x

Tax equivalent basis:
Total interest-earning assets (6)	$8,108,335	$144,093	7.11%	$7,373,819	$118,743	6.44%
Total interest-bearing liabilities	7,129,012	76,484	4.29	6,491,921	52,097	3.21

Net interest-earning assets/net interest income/net interest rate spread (4)	$979,323	67,609	2.82%	$881,898	66,646	3.23%

Net interest margin (5)			3.34%			3.62%

Average cost of deposits:
Total interest-bearing deposits	$5,733,901	$59,262	4.13%	$5,573,406	$41,240	2.96%
Noninterest-bearing deposits	578,178	—		494,829	—

Total deposits	$6,312,079	$59,262	3.76%	$6,068,235	$41,240	2.72%

(1)	Nonaccrual loans are included in the table for computation purposes; however, interest for such loans is recognized on a cash basis.

(2)	Average loans include loans held for sale.

(3)	Average yield on investment securities is computed using historical cost balances; the yield information does not give effect to changes in fair value that are reflected as a component of stockholders’ equity.

(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average interest-earning assets.

(6)	Interest income from nontaxable securities has been adjusted to a tax equivalent basis using a statutory Federal income tax rate of 35.0%. Interest income from nontaxable investment securities calculated on a tax equivalent basis was $4.1 million and $4.0 million for the three months ended December 31, 2006 and 2005, respectively.

UCBH Holdings, Inc. and Subsidiaries
Average Yields Earned/Rates Paid
(Dollars in Thousands)
(Unaudited)

	Year Ended December 31, 2006			Year Ended December 31, 2005
		Interest	Average Yields		Interest	Average Yields
	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense	Rates Paid	Balance	Expense	Rates Paid
Nontaxable equivalent basis:
Interest-earning assets Loans (1)(2)	$6,079,574	$448,650	7.38%	$5,148,952	$333,159	6.47%
Taxable securities (3)	1,296,231	62,418	4.82	1,220,897	55,369	4.54
Nontaxable securities (3)	224,295	10,717	4.78	222,196	10,617	4.78
FHLB Stock	48,645	3,006	6.18	67,611	1,134	1.68
Securities purchased under agreements to resell	60,822	4,515	7.42	—	—	—
Other	117,096	5,707	4.87	56,179	2,121	3.78

Total interest-earning assets	7,826,663	535,013	6.84	6,715,835	402,400	5.99
Noninterest-earning assets	382,187	—		259,142	—

Total assets	$8,208,850	$535,013		$6,974,977	$402,400

Interest-bearing liabilities:
Deposits:
NOW, checking and money market accounts	$1,300,150	$41,282	3.18	$1,095,964	$20,572	1.88
Savings accounts	713,068	9,527	1.34	841,271	9,336	1.11
Time deposits	3,677,491	159,250	4.33	3,169,956	93,409	2.95

Total interest-bearing deposits	5,690,709	210,059	3.69	5,107,191	123,317	2.41
Securities sold under agreements to repurchase	152,059	5,313	3.49	—	—	—
Short-term borrowings and federal funds purchased	224,883	10,178	4.53	304,251	10,605	3.49
Long-term borrowings	683,978	33,424	4.89	361,411	18,635	5.16
Subordinated debentures	152,136	12,106	7.96	131,901	9,353	7.09

Total interest-bearing liabilities	6,903,765	271,080	3.93	5,904,754	161,910	2.74
Noninterest-bearing deposits	544,910	—		448,301	—
Other noninterest-bearing liabilities	113,089	—		90,800	—
Stockholders’ equity	647,086	—		531,122	—

Total liabilities and stockholders’ equity	$8,208,850	$271,080		$6,974,977	$161,910

Net interest-earning assets/net interest income/net interest rate spread (4)	$922,898	$263,933	2.91%	$811,081	$240,490	3.25%

Net interest margin (5)			3.37%			3.58%

Ratio of interest-earning assets to interest-bearing liabilities	1.13x			1.14x

Tax equivalent basis:
Total interest-earning assets (6)	$7,826,663	$540,784	6.91%	$6,715,835	$407,562	6.07%
Total interest-bearing liabilities	6,903,765	271,080	3.93	5,904,754	161,910	2.74

Net interest-earning assets/net interest income/net interest rate spread (4)	$922,898	269,704	2.98%	$811,081	$245,652	3.33%

Net interest margin (5)			3.45%			3.66%

Average cost of deposits:
Total interest-bearing deposits	$5,690,709	$210,059	3.69%	$5,107,191	$123,317	2.41%
Noninterest-bearing deposits	544,910	—		448,301	—

Total deposits	$6,235,619	$210,059	3.37%	$5,555,492	$123,317	2.22%

(1)	Nonaccrual loans are included in the table for computation purposes; however, interest for such loans is recognized on a cash basis.

(2)	Average loans include loans held for sale.

(3)	Average yield on investment securities is computed using historical cost balances; the yield information does not give effect to changes in fair value that are reflected as a component of stockholders’ equity.

(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average interest-earning assets.

(6)	Interest income from nontaxable securities has been adjusted to a tax equivalent basis using a statutory Federal income tax rate of 35.0%. Interest income from nontaxable investment securities calculated on a tax equivalent basis was $16.5 million and $15.8 million for the year ended December 31, 2006 and 2005, respectively.

UCBH Holdings, Inc. and Subsidiaries
Selected Financial Data
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	December 31,	December 31,
	2006	2005
Selected loan data:
Loans held for sale:
Commercial:
Secured by real estate — nonresidential	$141,348	$154,087
Commercial business	1,203	2,653

Total commercial loans	142,551	156,740

Consumer:
Residential mortgage (one-to-four family)	310	—

Total loans held for sale (1)	$142,861	$156,740

Loans held in portfolio:
Commercial:
Secured by real estate — nonresidential	$2,308,148	$2,307,381
Secured by real estate — multifamily	1,275,594	1,506,848
Construction	1,054,302	494,841
Commercial business	1,494,746	863,935

Total commercial loans	6,132,790	5,173,005

Consumer:
Residential mortgage (one-to-four family)	448,895	613,988
Other	53,975	51,667

Total consumer loans	502,870	665,655

Total loans held in portfolio (2)	$6,635,660	$5,838,660

Nonperforming loans	$15,198	$19,133
Other real estate owned (OREO)	2,887	—
Loan delinquency ratio	0.84%	0.48%
Nonperforming assets to total assets	0.15	0.24
Nonperforming loans to loans held in portfolio	0.19	0.33
Allowance for loan losses to nonperforming loans	503.73	337.33
Allowance for loan losses to loans held in portfolio	0.93	1.11
Net loan to deposit ratio	93.25	94.68

Selected deposit data:
NOW, checking and money market accounts	$2,194,176	$1,784,065
Savings accounts	942,672	946,714

Time deposits	4,065,997	3,533,390

Total deposits	$7,202,845	$6,264,169

Cost of deposits	3.66%	2.75%

Selected equity data:
Book value per share	$7.90	$6.42

United Commercial Bank and subsidiaries regulatory capital ratios:
Total risk-based capital	10.53%	10.98%
Tier 1 risk-based capital	9.67	9.91
Tier 1 leverage ratio	9.30	8.26

UCBH Holdings, Inc. and subsidiaries regulatory capital ratios:
Total risk-based capital	10.73%	11.33%
Tier 1 risk-based capital	9.86	10.26
Tier 1 leverage ratio	9.50	8.56

(1)	Includes net unamortized deferred loan fees of $213,000 and $372,000 at December 31, 2006 and 2005, respectively.

(2)	Includes net unamortized deferred loan fees of $25.8 million and $7.4 million at December 31, 2006 and 2005, respectively.